Exhibit 99.WW
VICTORIA SQUARE VENTURES INC.
751 VICTORIA SQUARE, MONTREAL, QUEBEC, CANADA H2Y 2J3
February 25, 2009
BELLUS Health Inc.
275 boul. Armand-Frappier
Laval, Québec H7V 4A7

Attention:	Mariano Rodriguez
Vice-President, Finance & Chief Financial Officer
Dear Sirs:
The undersigned understands that a revised budget for 2009 (the “2009 Budget”) is being prepared by BELLUS Health Inc. (the “Company”) which indicates the amount of additional funds that the Company will require between the date hereof and December 31, 2009, in order to continue its research and development activities and for general working capital purposes.
Subject to the conditions set out herein, the undersigned hereby confirms its commitment to subscribe for securities of the Company (the “Securities”) in an amount of up to $10 million or such lesser amount as is necessary to allow the Company to operate generally in accordance with the 2009 Budget. The foregoing commitment will expire on March 23, 2009.
The nature, terms, pricing, and security granted (if applicable) in respect of the Securities will be determined through negotiation between the Company and the undersigned and shall be generally based upon similar transactions of this nature.
The foregoing commitment by the undersigned is conditional upon all of the following conditions precedent in favour of the undersigned being fulfilled by the Company, all to the satisfaction of the undersigned, acting reasonably, or waived by the undersigned, at its sole discretion, at the time of closing of any such subscription:
(a)	subject to paragraph (h) below, the Company shall have exhausted all other reasonable financing opportunities and is not able to obtain from any other sources, including other stakeholders, the funds necessary to allow the Company to operate generally in accordance with the 2009 Budget;

(b)	the signing of definitive agreements with respect to the transactions contemplated in and by this letter upon terms and conditions acceptable to the undersigned;

(c)	all regulatory approvals relating to the transactions contemplated in and by this letter shall have been obtained;

(d)	the Company shall have fulfilled, mutatis mutandis, the conditions precedent set forth in Section 7 of the subscription agreement dated January 16, 2003 among, inter alia, P.P. Luxco Holdings II S.A.R.L., Picchio Pharma Inc. and the Company;

(e)	the development of and unanimous approval by the board of directors of the Company of a revised business plan which includes, among other things, a significant reduction of expenses and the reorganization of the Company into a company consisting of three major business units or subsidiaries (nutraceuticals, Kiacta/Diabetes and research);

(f)	the delivery to the undersigned of the 2009 Budget of the Company which is acceptable to the undersigned;

(g)	the successful completion of negotiations with the Company’s stakeholders regarding the amendment of the terms of any outstanding agreements or instruments necessary to ensure that the revised business plan set out in paragraph (e) above can be successfully implemented; and

(h)	the subscription by each shareholder of the Company which, together with its joint actors, owns or is deemed to own (as determined in accordance with National Instrument 62-104 of the Canadian Securities Administrators) more than 11% of the issued and outstanding common shares of the Company as at the date hereof of securities of the Company of the same nature and type as the Securities, in an amount not less than that of the Securities, upon terms which are not more favourable to any such other shareholder than the terms set forth in this commitment and in the Securities.
The Company shall obtain the prior written approval of the undersigned in respect of any press release or other disclosure regarding this letter or its contents, which approval shall not be unreasonably withheld. The Company shall not provide a copy of this letter, or otherwise communicate its contents, to any third party without the prior consent of the undersigned, at its sole discretion.
This letter replaces any previous financing commitments by the undersigned, Power Technology Investment Corporation Inc. or their respective affiliates.
Notwithstanding anything to the contrary in the foregoing, (i) the obligation of the undersigned to consummate the transactions contemplated in and by this letter is conditional upon the approval by the board of directors of the undersigned of the terms and conditions to be set forth in the definitive agreements to be negotiated by the undersigned and the Company in respect of such transactions, and (ii) this letter is conditional upon a letter on substantially similar terms being signed by each shareholder which, together with its joint actors, owns or is deemed to own (as determined in accordance with National Instrument 62-104 of the Canadian Securities Administrators) more than 11% of the issued and outstanding common shares of the Company as at the date hereof (collectively, the “Shareholder Letter”), and this letter shall remain in effect only for so long as the Shareholder Letter remains in effect.
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Sincerely,
VICTORIA SQUARE VENTURES INC.

Per:	/s/ Peter Kruyt
Name: Peter Kruyt
Title: President
ACCEPTED AND AGREED this__________day of___________________________________ , 2009
BELLUS HEALTH INC.

Per:	Per:

Name:	Name:
Title:	Title: